Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-09305, 333-53746, 333-89707, 333-104788, 333-116660, 333-135596, 333-166287, 333-166544, 333-176810, and 333-213953 on Form S-8 of our report dated February 24, 2017, relating to the financial statements and financial statement schedules of Pegasystems Inc., and the effectiveness of Pegasystems Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Pegasystems Inc. for the year ended December 31, 2016.

/S/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

February 24, 2017